Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: The S&P 500® Index (ticker: “SPX) Pricing date: September 27, 2022 Valuation dates: September 27, 2023 and September 27, 2027 Maturity date: September 30, 2027 Automatic early redemption: If on the valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Premium: At least 7.00% per annum* CUSIP / ISIN: 17330RDB8 / US17330RDB87 Final b uffer value: 80% of the initial underlying value Buffer percentage: 20% Initial underlying value: The closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the final valuation date Return amount: $1,000 × the underlying return × the upside participation rate Upside participation rate: 150% Underlying return: (final underlying value - initial underlying value) / initial underlying value Payment at maturity (if not autocalled): • If the final underlying value is greater than the initial underlying value: $1,000 + the return amount • If the final underlying value is less than or equal to the initial underlying value but greater than or equal to the final buffer value : $1,000 • If the final underlying value is less than the final buffer value: $1,000 + [$1,000 × (underlying return + the buffer percentage)]. If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final buff er value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of th e stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated August 26, 2022 *The actual premium will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Securities Linked to SPX

Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Hypothetical Interim Payment per Security**

Valuation Date on which the Underlying Exceeds The Initial Underlying Value	Premium	Hypothetical Redemption
Year 1	7.00%	$1,070.00

If the closing value of the underlying is greater than or equal to the initial underlying value on the interim valuation date, then the securities will be automatically redeemed prior to maturity and you will receive a premium following that valuation date.

** The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary.

Hypothetical Payment at Maturity per Security


$2,200.00
$2,000.00
$1,800.00
$1,600.00
$1,400.00
$1,200.00
$1,000.00
$800.00
$600.00
$400.00
$200.00
$0.00
Payment at Maturity per Security
$1,000.00 Stated Principal Amount
Participation Zone
A
B
C
$200.00 Minimum Payment at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
120%
Underlying Return
The Securities
The Underlying

	Hypothetical Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity
C	50.00%	$1,750.00
	25.00%	$1,375.50
	5.00%	$1,075.00
B	-5.00%	$1,000.00
	-20.00%	$1,000.00
A	-20.01%	$999.90
	-50.00%	$700.00
	-100.00%	$200.00

Selected Risk Considerations • You may lose a significant portion of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of the securities for every 1% by which that depreciation exceeds the buffer percentage. • You will not receive dividends or have any other rights with respect to the underlying. • The securities are particularly sensitive to the volatility of the closing values of the underlying on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.